Exhibit 10.1

CEDAR FAIR, L.P. 2008 OMNIBUS INCENTIVE PLAN
RESTRICTED UNIT AWARD AGREEMENT
This Restricted Unit Award Agreement (“Agreement”) is made pursuant to the terms and conditions of the Cedar Fair, L.P. 2008 Omnibus Incentive Plan (the “Plan”), including (without limitation) Article VIII, the provisions of which are incorporated into this Agreement by reference. Capitalized terms used herein shall have the meanings ascribed to them in the Plan, unless indicated otherwise.
PARTICIPANT NAME:
GRANT DATE: ________________________(Date of Grant by Committee)
NUMBER OF RESTRICTED UNITS GRANTED:
RESTRICTED PERIOD: _____________ through ______________ (the “Restricted Period”)
1.Restricted Unit Award In General. Participant's Restricted Unit Award (the “Award”) of ____________ Restricted Units is subject to Participant's continuous employment by the Company or an Affiliate throughout the Restricted Period. Distribution Equivalents on the Restricted Units shall be accumulated until the lapse of the Restricted Period, if and to the extent the Company makes distributions on its Units during the Restricted Period, and shall be paid pursuant to the provisions of Section 3 hereof in the same form as accrued. During the Restricted Period, the Participant shall have the right to vote such Restricted Units, but the Participant shall not have the right to receive any payments or distributions with respect to such Restricted Units, and the Participant may not sell, transfer, pledge, or assign such Restricted Units.
2.Forfeiture. The Restricted Units, any Distribution Equivalents and any other rights under this Agreement shall be automatically forfeited if the Participant ceases to be employed by the Company or an Affiliate at any time during the Restricted Period, except as provided in Section 3 if the Participant incurs a Separation from Service due to death, Disability, or Retirement during the Restricted Period.
3.Lapse of Restriction. The employment restriction on the Restricted Units shall lapse upon the Participant's completion of continuous employment throughout the Restricted Period, and the Restricted Units shall thereupon become unrestricted Units. All Distribution Equivalents on the Restricted Units accumulated during the Restricted Period shall be paid in a lump sum promptly upon the lapse of the Restricted Period (but in any case no later than two and one-half (2-1/2) months after the end of the Participant's employing entity's fiscal year that coincides with or immediately follows the end of the Restricted Period).
If a Participant dies or incurs a Disability during employment and prior to the end of the Restricted Period that results in a Separation from Service, the employment restriction on the

Restricted Units shall lapse, the Restricted Units shall thereupon become unrestricted Units, and all Distribution Equivalents accumulated through the date the restrictions lapse shall be paid in a lump sum to the Participant (or the Participant's estate) within ninety (90) days of the Participant's death or Disability; provided that if the ninety- (90-) day period begins in one calendar year and ends in another, neither the Participant nor any beneficiary of a Participant shall have the right to designate the calendar year of payment.
If a Participant incurs a Separation from Service due to Retirement prior to the expiration of the Restricted Period, the employment restriction on the Restricted Units shall lapse, the Restricted Units shall thereupon become unrestricted Units, and all Distribution Equivalents accumulated through the date the restrictions lapse shall be paid in a lump sum to the Participant within ninety (90) days of the date of the Participant's Separation from Service due to Retirement; provided that any payment to a Specified Employee upon a Retirement (which is a Separation from Service) that is “nonqualified deferred compensation” within the meaning of Section 409A shall not be paid until the thirty- (30-) day period commencing with the first day of the seventh month following the month of the Specified Employee's Separation from Service (provided that if such thirty- (30-) day period begins in one calendar year and ends in another, the Specified Employee shall not have the right to designate the calendar year of payment).
Except in the case of death, Disability, and Retirement, and as permitted by Section 409A and the Plan (including Section 13.1(b) of the Plan), no payment shall be accelerated.
1.Tax Matters and Withholding. To the extent permitted by applicable securities laws, the Company, the Participant's employer or their agent(s) shall withhold all required local, state, federal, and other taxes and any other amount required to be withheld by any governmental authority or law from the Units issued pursuant to the Award, and Units issued hereunder shall be retained by, surrendered back to or reacquired by the Company or an Affiliate as necessary in order to accomplish the foregoing, with the number of unrestricted Units to be delivered after the expiration of the Restricted Period being reduced accordingly. The number of Units to be withheld shall have a Fair Market Value equal to the amount required to be withheld as of the date that the amount is withheld. The Participant will execute such other documentation as may be necessary or appropriate to accomplish the foregoing. Prior to such withholding, in accordance with procedures established by or agreement of the Committee or the Participant's employer, the Participant may arrange to pay all applicable withholdings in cash on the due date of such withholdings. To the extent applicable law does not permit the withholding of Units, the Participant shall pay all applicable withholdings in cash on the due date of such withholdings.
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IN WITNESS WHEREOF, Magnum Management Corporation, a subsidiary of Cedar Fair, L.P., has caused this Agreement to be executed by its duly authorized officer, and the Participant has executed this Agreement in acceptance thereof.

MAGNUM MANAGEMENT CORPORATION By: Title:
PARTICIPANT SIGNATURE: PRINTED NAME: ADDRESS: SSN:

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